UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            November 26, 2017

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Ebix Way Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (678) 281-2020
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                         Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 8.01               Other Events
On November 26, 2017, the Board of Directors (the “Board”) of Ebix, Inc., a Delaware corporation (the “Company”), acted pursuant to Section 204 (“Section 204”) of the Delaware General Corporation Law (the “DGCL”) to ratify certain past corporate acts and resolve possible uncertainty and ambiguity surrounding those acts, as described below.

Following the announcement on May 1, 2013, of the Company's execution of a merger agreement with affiliates of Goldman Sachs & Co., twelve putative class action complaints challenging the proposed merger were filed in the Delaware Court of Chancery by a group of alleged stockholder plaintiffs (the “Stockholder Plaintiffs”). These complaints named several Defendants, including the Company. On June 10, 2013, the twelve complaints were consolidated by the Delaware Court of Chancery, now captioned In re Ebix, Inc. Stockholder Litigation, Consol. C.A. No. 8526-VCS (the “Litigation”). On June 19, 2013, the Company announced that the merger agreement had been terminated pursuant to a Termination and Settlement Agreement dated June 19, 2013. After Defendants moved to dismiss the consolidated proceeding, Stockholder Plaintiffs amended their operative complaint to drop certain claims and focus their allegations on an Acquisition Bonus Agreement (“ABA”) between the Company and Robin Raina, the Company’s Chief Executive Officer.

On September 26, 2013, Defendants moved to dismiss the Verified Amended and Supplemented Class Action and Derivative Complaint. On July 24, 2014, the Court issued its Memorandum Opinion that granted in part and denied in part the Company’s Motion to Dismiss and narrowed the remaining claims. On September 15, 2014, the Court entered an Order implementing its Memorandum Opinion. On January 16, 2015, the Court entered an Order permitting Stockholder Plaintiffs to file a Second Amended and Supplemented Complaint. On January 16, 2015, Stockholder Plaintiffs filed the Verified Second Amended and Supplemented Class Action and Derivative Complaint. On February 10, 2015, Defendants filed a Motion to Dismiss the Verified Second Amended and Supplemented Class Action and Derivative Complaint, which was granted in part and denied in part in a January 15, 2016, Memorandum Opinion and Order. On October 25, 2016, the Court entered an Order permitting Stockholder Plaintiffs to file a Verified Third Amended and Supplemented Class Action and Derivative Complaint, which made additional claims and named two additional directors as defendants.

The Verified Third Amended and Supplemented Class Action and Derivative Complaint was then filed on October 26, 2016 (the “Third Amended Complaint”). The claims set forth in the Third Amended Complaint included Count VIII, a purported claim seeking invalidation of, among other things, the annual meeting of stockholders in 2008 (the “Stockholder Meeting”), the three-for-one forward stock split effected in 2008 in the form of a stock dividend (the “Stock Split”), and subsequent corporate actions (collectively, the “Claim”). In the Third Amended Complaint, Stockholder Plaintiffs seek declaratory relief with respect to the Claim, along with compensatory damages, interest, and attorneys’ fees and costs, among other things. The directors added as defendants in the Third Amended Complaint moved to dismiss all Claims against them. The remaining Defendants moved to dismiss certain claims, including the Claim as described above, and have filed answers to the other claims in the Third Amended Complaint. Although the Company denies any liability and intends to defend the action vigorously, the Claim and certain internal Company documents related thereto has caused uncertainty and ambiguity surrounding the Stockholder Meeting, the Stock Split, and the shares of Company common stock issued in the Stock Split.

On November 26, 2017, in order to resolve the uncertainty and ambiguity created by the Claim, the Board adopted resolutions pursuant to Section 204 ratifying the corporate acts alleged to be defective in the Claim, including any putative stock issued in connection with the alleged defective corporate acts. The statutory notice to the Company’s stockholders required by Section 204 is set forth in Exhibit 99.1 hereto (the “Notice”) and incorporated by reference herein. The Notice sets forth additional information relating to the Claim, the corporate acts ratified, and the rights of stockholders in regard to the ratification.

Item 9.01               Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Statutory Notice Pursuant to Section 204 of the Delaware General Corporation Law

EXHIBIT INDEX
Exhibit Number

99.1	Statutory Notice Pursuant to Section 204 of the Delaware General Corporation Law

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Sean T. Donaghy
Name:	Sean T. Donaghy
Title:	Chief Financial Officer(principal financial and accounting officer)

Dated: November 27, 2017